EXHIBIT 3(ii)


                               AMENDMENT TO BYLAWS
                                       OF
                            SI FINANCIAL GROUP, INC.


"Section 2. Number and Term. The board of directors shall consist of seven
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members and shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually."